Exhibit 99.1

Miller Energy Resources Reports Fourth Quarter and Year End Results

Fourth Quarter Revenues Rise 68% to $6.4 Million, Net Income Jumps to $1.4 Million

HUNTSVILLE, Tenn.--(BUSINESS WIRE)--August 30, 2011--Miller Energy Resources (“Miller”) (NYSE: MILL) today reported its results for the fourth quarter and year ended April 30, 2011. The company reported fourth quarter 2011 revenue rose 68% to $6.4 million and net income increased to $1.4 million, or $0.05 per diluted share, compared with the fourth quarter of fiscal 2010. Revenue for fiscal year 2011 was $22.8 million and a net loss was $3.9 million, or $0.11 per diluted share.

“Miller Energy’s oil and gas production jumped significantly in fiscal 2011 due to our expanded efforts to develop our Alaskan acreage acquired over the past two years,” stated Scott Boruff, CEO of Miller Energy Resources. “We increased our Alaska oil production by over 400% to 312,583 barrels in fiscal 2011 compared with the prior year. Our increased production was the major factor in Miller’s revenues rising 289% to $22.8 million in fiscal 2011 compared with $5.9 million in fiscal 2010. In the fourth quarter, we began reworking two wells on our Osprey platform in the Cook Inlet. Those two wells, RU-1 and RU-7, were brought online during the first quarter of fiscal 2012 and they are producing oil above their expected rates.

“After the close of our fiscal year, we secured a $100 million credit facility that is funding our continued development of our Alaskan properties. We are using these funds to accelerate the reworking of additional wells, drill new wells and purchase a custom drilling rig that will allow us to bring our Osprey offshore platform into full production. We expect the new drilling rig to be online in the second half of fiscal 2012. Once in place, we plan to initiate our aggressive offshore drilling program. We have already demonstrated the potential of the Osprey platform with the successful rework of RU-1 and RU-7 and are very positive about expanding our production through our low-risk development programs,” continued Mr. Boruff.

Company and Financial Highlights

  Increased fourth quarter revenue 68% to $6.4 million in fiscal 2011 from $3.8 million in the fourth quarter of fiscal 2010. Fiscal 2011 revenue jumped 289% to $22.8 million compared with revenue of $5.9 million in fiscal 2010.
  Increased fourth quarter net income to $1.4 million, or $0.05 per diluted share, compared with a net loss of $20.9 million in the fourth quarter of 2010.
  Increased EBITDA to $1.5 million in the fourth quarter of fiscal 2011 compared with an EBITDA loss of $30.2 million in the fourth quarter of fiscal 2010. (see non-GAAP discussion and reconciliation of EBITDA to GAAP)
  Increased oil production 42.2% to 89,743 barrels in the fourth quarter of fiscal 2011 compared with 63,113 barrels in the fourth quarter of 2010.
  Total oil production rose to 355,596 barrels in fiscal 2011 compared with 86,597 in fiscal 2010. Alaskan operations accounted for approximately 92% of oil production in fiscal 2011 and Tennessee operations accounted for approximately 8%.
  Reworked RU-1 and RU-7 wells in the Cook Inlet during the first quarter of fiscal 2012 and brought online new oil production of approximately 580 barrels per day, ahead of estimates.
  Secured $100 million in financing with an initial borrowing base of $35 million in June 2011 for continued development of oil and gas production. The new funding will accelerate the reworking, redrilling, and drilling of wells in the Redoubt Shoals fields and is funding the purchase of a custom oil drilling rig for the Osprey platform.
  Completed and put into production three wells in Tennessee after the close of the fiscal year. Miller has plans to drill 12 new wells and rework 100 existing wells in Tennessee in the next year. Oil production in Tennessee increased to 28,502 barrels in fiscal 2011 compared with 25,868 in fiscal 2010.
  Reduced tariff for transportation costs of oil in Alaska to $8.00 per barrel, a 45% reduction from the previous rate of $14.57 per barrel paid by Miller.
  Received over $2 million tax credit payment from Alaska in fourth quarter of fiscal 2011, representing credit for Miller’s investments in Alaska. The Company expects future credits from the state of Alaska as it invests in oil and gas production facilities in the state. Alaska allows Miller to recover up to 40% of its drilling and exploration costs through certain tax credits.
  Purchased $17.9 million custom drilling rig for the Company’s Osprey offshore platform located in the Cook Inlet of Alaska during the first quarter of fiscal 2012. The addition of the rig will return the Osprey platform to full functionality for drilling new wells, reworking existing ones and maintenance. The new rig is scheduled for delivery in Alaska in September 2011, and to be operational in November 2011.
  Added 17,027 acres in Alaska on April 1, 2011 following successful bids at the State of Alaska’s lease auction.
  Awarded license for North Susitna (No. 4) along with leases won at auction comprising 79,936 acres.
  Secured a three-year extension of the Susitna Basin Exploration License (No. 2) that includes 471,474 acres. The extension will allow Miller to identify the most valuable acres covered by the license and convert the most promising prospects to leases at the expiration of the license.
  Expanded senior management team with the hiring of David Voyticky as Company President in June 2011. Mr. Voyticky has significant M&A, restructuring and financing experience.
  Miller listed on the New York Stock Exchange on April 12, 2011, and continues to be traded under the stock symbol “MILL.”
  Appointed KPMG LLP as the Company’s registered independent public accounting firm due to their significant experience in auditing energy companies. The appointment of KPMG highlights Miller’s commitment to the highest standards of financial reporting integrity and transparency.

Fourth Quarter Results

Fourth quarter 2011 revenue rose 68% to $6.4 million compared with $3.8 million in the fourth quarter of the prior year. The primary factor in revenue growth was the operation of new oil and gas wells brought online in the fourth quarter of 2010.

“We made significant progress since last year in bringing new production on line,” continued Mr. Boruff. “We now have the funding in place to accelerate our plans for operations in Alaska and Tennessee. We expect the rework of wells in Alaska combined with our aggressive drilling program will boost production significantly. We are also positive about our plans to rework wells in Tennessee and the short-term payback they will return based on our projections.”

Costs and direct expenses rose to $12.0 million in the fourth quarter of fiscal 2011 from $9.1 million in the fourth quarter of the prior year, reflecting Miller Energy’s increased pace of activity in Alaska. General and administrative expenses were $5.6 million compared with $6.2 million in the fourth quarter of fiscal 2010. Depletion, depreciation and amortization expense rose to $3.0 million compared with $1.6 million in the fourth quarter of 2010. The increase in depletion, depreciation and amortization was due primarily to the addition of wells and equipment in the Alaskan operations.

Operating loss for the fourth quarter of fiscal 2011 was $5.6 million compared with an operating loss of $5.3 million in the fourth quarter last year. The increase in the operating loss for the fourth quarter was due to higher expenses associated with the Company’s ramp up in Alaskan operations, offset partially by higher revenues.

For the fourth quarter, Miller Energy’s net income was $1.4 million, or $0.05 per share. In the prior year comparable quarter, Miller Energy reported a net loss of $20.9 million. The fourth quarter 2011 results included a $6.9 million gain on acquisitions compared with a loss on acquisitions of $13.2 million in the fourth quarter of 2010. The 2011 results also included a $3.1 million loss on derivative securities compared with a loss on derivative securities of $13.3 million in the fourth quarter of fiscal 2010. The Company expects that the change in income/loss related to derivative securities to drop going forward due to the elimination of the majority of the derivative liability.

Miller reported a significant increase in EBITDA to $1.5 million in the fourth quarter of 2011 compared with an EBITDA loss of $30.2 million in the fourth quarter of fiscal 2010. (See discussion of non-GAAP income and reconciliation of EBITDA to GAAP.)

Fiscal Year Results

Total revenue for the fiscal year ended April 30, 2011, rose significantly to $22.8 million compared with total revenue of $5.9 million for the year ended April 30, 2010. The increase in revenue was due primarily to a significant increase in oil production, primarily from our Alaskan acreage.

Costs and direct expenses rose to $37.9 million in fiscal 2011 from $17.2 million in the prior year due to a significant increase in activity related to the Alaskan operations. Oil and gas operating expenses increased to $9.7 million compared with $2.7 million in fiscal 2010. General and administrative expenses increased to $14.6 million in fiscal 2011 compared with $10.3 million in fiscal 2010. Depletion, depreciation and amortization expense rose to $12.9 million compared with $3.4 million in fiscal 2010. The increase in depletion, depreciation and amortization was primarily due to the addition of wells and equipment in the Alaskan operations. The company’s 2011 results also benefited from the recognition of a state production tax credit related to our Alaska operations and a reduction in pipeline tariffs.

Operating loss for fiscal 2011 was $15.1 million compared with an operating loss of $11.3 million in the prior fiscal year. The increase in the operating loss in fiscal 2011 from fiscal 2010 was due primarily to the Company’s ramp up in Alaskan operations.

For fiscal year ended April 30, 2011, Miller Energy reported a net loss of $3.9 million, or $0.11 per diluted share, compared with net income of $250.9 million, or $8.34 per diluted share for the prior year period. The fiscal 2011 results included a $6.9 million gain on acquisition compared with a $461.1 million gain on the acquisition of our Alaska business combination in fiscal 2010. The 2011 results also included a $1.0 million loss on derivative securities compared with a loss on derivative securities of $13.3 million in fiscal 2010. The Company expects that the change in income/loss related to derivative securities to drop going forward due to the elimination of the majority of the derivative liability. The derivative liability totaled $5.0 million at April 30, 2011 compared with $16.9 million at April 30, 2010.

Reclassification of Fiscal 2010 and 2011 Results

The Company has restated its unaudited consolidated balance sheets as of July 31, 2010, October 31, 2010 and January 31, 2011, and our unaudited consolidated statements of operations for the quarterly and year to date periods then ended. The restatements include material reclassifications and corrections to the consolidated financial statements. The corrections include errors that were identified during the review of our 2011 fiscal third quarter. As a result, the Company also made certain non-material corrections to the fiscal 2010 consolidated financial statements.

For fiscal 2011, certain corrections were made to the unaudited consolidated balance sheets that increased total assets by $437,000 on the balance sheet as of July 31, 2010, increased total assets by $172,000 on the balance sheet as of October 31, 2010, and reduced total assets by $94,000 on the balance sheet as of January 31, 2010. In addition, the corrections reduced the net loss for the first fiscal quarter ended July 31, 2010 by $1.4 million, or $0.04 per diluted share, increased the loss for the second fiscal quarter ended October 31, 2010 by $593,000, or $0.02 per share, and increased the loss for the third fiscal quarter ended January 31, 2010 by $997,000, or $0.02 per diluted share. As a result, first quarter 2011 loss was restated to $1,148,856, or $0.04 per diluted share; second quarter 2011 was restated to a loss of $4,086,158, or $0.12 per diluted share; and third quarter 2011 was restated to a loss of $87,171, or $0.00 per diluted share.

Complete details of the reclassifications and corrections are included in the Company’s 10-K/A #2 filed with the Securities and Exchange Commission (the “SEC”) for the fiscal year ended April 30, 2011.

Investor Conference Call

Miller Energy will hold a conference call to discuss the financials for the fourth quarter and fiscal year 2011. The conference call will take place at 4:30 p.m. Eastern time, on August 30, 2011. Participants can access the call by dialing 888-599-8655, Confirmation code: 5067049. In addition, the call will be webcast on the Investor section of the company's website at www.millerenergyresources.com where it will also be archived for 30 days. A telephone replay will be available through September 7, 2011.

To access the replay, please dial 888-203-1112. At the system prompt, please enter code 5067049 followed by the # sign. Playback will automatically begin.

Regulation G Disclosure - Discussion of Non-GAAP Financial Data and Reconciliation to GAAP

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC. The Company believes these non-GAAP financial measures provide information that is useful to the users of its financial information regarding the Company’s financial condition and results of operations. Additionally, the Company uses these non-GAAP measures to evaluate its past performance and prospects for future performance. The Company believes this non-GAAP financial information is helpful in understanding the results of operations separate and apart from items that may, or could, have a disproportional positive or negative impact in any particular period.

While the Company believes these non-GAAP financial measures are useful in evaluating Company performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with U.S. GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

The Company uses EBITDA, or Earnings Before Income Taxes, Depreciation and Amortization, as a measure to evaluate earnings by excluding certain non-cash expenses. The Company believes that excluding these non-cash charges provides investors and other interested parties with an additional meaningful measure to evaluate the Company’s results of operations. The following table reconciles the non-GAAP financial measure “EBITDA” with “Net income (loss)” calculated and presented in accordance with GAAP.

Reconciliation of EBITDA to GAAP
(Fourth Quarter Ended)

	April 30, 2011	April 30, 2010

Net income (loss)	$1,442,436	$(20,928,113)
Add (deduct)
Interest income	(531,304)	(3,852)
Interest expense	249,313	15,642
Income tax (benefit)	(2,733,012)	(10,902,730)
Depreciation, depletion & amortization	3,027,302	1,572,473
EBITDA	$1,454,735	$(30,246,580)

About Miller Energy Resources

Miller Energy Resources is a high growth oil and natural gas exploration, production and drilling company operating in multiple exploration and production basis in North America. Miller Energy’s focus is in Cook Inlet, Alaska and in the heart of Tennessee’s prolific and hydrocarbon-rich Appalachian Basin including the Chattanooga Shale. Miller Energy is headquartered in Huntsville, Tennessee with offices in Anchorage, Alaska and Knoxville, Tennessee.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources may contain certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act and the Private Securities Litigation Reform Act of 1995 that represent the Corporation’s expectations and beliefs concerning future events. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services, fluctuations in the US dollar and other currencies, the availability of sufficient capital to fund its anticipated growth, fluctuations in the prices of oil and gas, the competitive nature of its business environment, its dependence on a limited number of customers, its ability to comply with environmental regulations, changes in government regulations which could adversely impact its businesses well as other risks commonly associated with the exploration and development of oil and gas properties. Additional information on these and other factors, which could affect Miller's operations or financial results, are included in Miller Energy Resources' reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K for the fiscal year ended April 30, 2011. Miller Energy Resources' actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission. All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Miller Energy assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change, unless otherwise required under securities law.

MILLER ENERGY RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS

	April 30, 2011	April 30, 2010

ASSETS
Current Assets
Cash and cash equivalents	$1,558,933	$2,994,634
Restricted cash	202,980	126,064
Accounts receivable, net
Related parties	27,822	47,446
Customers and other	1,619,720	1,444,844
State production credits receivable	3,620,336	1,107,000
Inventory	1,043,960	275,610
Prepaid expenses	231,724	1,503,755
Total	8,305,475	7,499,353

Oil and Gas Properties
Cost	496,308,182	485,925,420
Less accumulated depletion	(14,439,233)	(3,156,420)
Oil and gas properties, net	481,868,949	482,769,000

Equipment
Cost	10,292,514	9,196,979
Less accumulated depreciation and amortization	(2,003,053)	(1,961,756)
Equipment, net	8,289,461	7,235,223

Other Assets
Land	526,500	526,500
Restricted cash, non-current	10,026,516	2,071,839
Other assets	63,907	240,056
Total other assets	10,616,923	2,838,395
Total Assets	$509,080,808	$500,341,971

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$7,496,786	$3,579,112
Accrued expenses	4,185,087	796,608
Current portion of derivative liability	2,305,118	2,884,249
Current portion of notes payable	2,000,000	—
Total	15,986,991	7,259,969

Long-term Liabilities
Deferred income taxes	178,326,065	184,607,116
Asset retirement obligation	17,293,718	16,017,572
Non-current portion of derivative liability	2,732,659	14,013,026
Notes payable	—	1,239,399
Total	198,352,442	215,877,113
Total Liabilities	214,339,433	223,137,082

Equity
Common stock, par value $0.0001 per share
(500,000,000 shares authorized, 39,880,251 and 32,224,894
shares issued as of April 30, 2011 and 2010, respectively)	3,988	3,222
Additional paid-in capital	49,012,755	27,597,286
Retained earnings	245,724,632	249,604,381
Total Stockholders' Equity	294,741,375	277,204,889
Total Liabilities and Equity	$509,080,808	$500,341,971

MILLER ENERGY RESOURCES, INC.
CONSOLIDATED STATEMENT OF INCOME

	For the Three Months Ended
	April 30,	April 30,
	2011	2010
Revenues
Oil sales	$5,378,226	$3,014,723
Natural gas sales	525,694	367,350
Other revenue	538,151	461,800
Total	6,442,071	3,843,873

Costs and Expenses
Oil and gas operating	3,428,137	1,137,483
Cost of other revenue	(65,854)	183,401
General and administrative	5,620,249	6,240,123
Depreciation, depletion and amortization	3,027,302	1,572,473
Total	12,009,834	9,133,480
Operating Loss	(5,567,763)	(5,289,607)

Other Income (Expense)
Interest income	531,314	3,852
Interest expense	(249,313)	(15,642)
Loss on derivative, net	(3,087,208)	(13,299,430)
(Loss) gain on acquisitions	6,910,348	(13,180,172)
Other expense , net	172,046	(49,847)
Total income (expense)	4,277,187	(26,541,239)

Income (Loss) Before Income Taxes	(1,290,576)	(31,830,846)
Income tax expense (benefit)	(2,733,012)	(10,902,730)

Net Income (Loss)	$1,442,436	$(20,928,116)

MILLER ENERGY RESOURCES, INC.
CONSOLIDATED STATEMENT OF INCOME

	Year Ended
	April 30, 2011	April 30, 2010

Revenues
Oil sales	$19,999,423	$4,064,909
Natural gas sales	525,694	372,306
Other revenue	2,316,752	1,429,789
Total	22,841,869	5,867,004

Costs and Expenses
Oil and gas operating	9,702,548	2,737,774
Cost of other revenue	807,739	754,559
General and administrative	14,554,667	10,263,160
Depreciation, depletion and amortization	12,859,371	3,424,614
Total	37,924,325	17,180,107
Operating Loss	(15,082,456)	(11,313,103)

Other Income (Expense)
Interest income	546,274	25,616
Interest expense	(990,235)	(156,617)
Loss on derivatives, net	(1,007,574)	(13,299,430)
Gain on acquisitions	6,910,348	461,111,924
Other expense, net	(537,157)	(751,064)
Total income	4,921,656	446,930,429

Income (Loss) Before Income Taxes	(10,160,800)	435,617,326
Income tax expense (benefit)	(6,281,051)	184,676,760
Net Income (Loss)	$(3,879,749)	$250,940,566

Income (Loss) per Share
Basic	$(0.11)	$11.65
Diluted	$(0.11)	$8.34

Average Number of Common Shares Outstanding
Basic	36,112,286	21,537,677
Diluted	36,112,286	30,092,017

MILLER ENERGY RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Twelve Months Ended
	April 30,	April 30,
	2011	2010

Cash Flows from Operating Activities
Net income (loss)	$(3,879,749)	$250,940,566
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	12,859,371	3,424,614
Gain on acquisitions	(6,910,348)	(461,111,924)
Loss (gain) on sale of oil and gas properties	625,948	-
Write off of prepaid offering costs	-	666,476
Issuance of equity for services	609,559	1,735,908
Issuance of equity for compensation	4,516,088	1,638,900
Issuance of equity for financing cost	-	1,139,382
Deferred income taxes	(6,281,051)	184,676,760
Losses (gains) on derivative instruments	1,007,574	13,299,430
Changes in operating assets and liabilities, net of effects of business acquisitions:
Receivables, net	(2,668,588)	(2,428,816)
Inventory	(768,350)	(222,291)
Prepaid expenses	1,272,031	(1,257,726)
Other assets	176,149	2,821,643
Accounts payable and accrued expenses	7,306,153	3,675,742
Asset retirement obligation	(130,760)	270,890
Cash provided (used) by operating activities	7,734,027	(730,446)

Cash Flows from Investing Activities
Purchase of equipment and improvements	(825,463)	(824,179)
Proceeds from the sale of properties and equipment	-	75,000
Capital expenditures for oil and gas properties	(10,488,536)	(4,153,222)
Purchase of Alaska business	-	(4,541,252)
Net cash provided (used) by investing activities	(11,313,999)	(9,443,653)

Cash Flows from Financing Activities
Payments on notes payable	(3,500,000)	(3,762,980)
Debt acquisition costs	-	(619,359)
Proceeds from borrowing	5,500,000	5,576,444
Proceeds from sale of stock, net	-	9,646,478
Cash acquired through acquisition	-	203,993
Exercise of equity rights	1,265,516	282,000
Restricted cash	(1,121,245)	1,795,591
Net cash provided (used) by financing activities	2,144,271	13,122,167

Net Increase (Decrease) in Cash	(1,435,701)	2,948,068

Cash and Cash Equivalents at Beginning of Period	2,994,634	46,566

Cash and Cash Equivalents at End of Period	$1,558,933	$2,994,634

Cash paid for Interest	$824,056	$603,034

CONTACT:
Miller Energy Resources
Robert L. Gaylor, SVP Investor Relations, 865-223-6575